Exhibit 16.1

April 20, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the Item 4.01 of Form 8-K dated April 20, 2017, of China Green Agriculture, Inc. and are in agreement with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Kabani & Company, Inc.